UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2017

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Tower Place, Suite 300

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of July 20, 2017, Achaogen, Inc. (the “Company”) entered into a Second Amendment to Lease (the “Second Amendment”) with AP3-SF2 CT South, LLC, a Delaware limited liability company (the “Landlord”), which amends that certain lease dated August 12, 2016 with the Landlord (the “Lease”), as amended by that certain First Amendment to Lease dated as of April 7, 2017, to lease an additional 18,888 square feet (the “Suite 450 Expansion Space”) and 32,978 square feet (the “Suite 500 Expansion Space”) of office, laboratory and research and development space located at One Tower Place, South San Francisco, California (together with the premises previously leased under the Lease, the “Premises”) for the expansion of the Company’s principal executive offices.

The lease for the Suite 450 Expansion Space commences on the earlier of (i) August 1, 2017 and (ii) the date the Company commences business operations in all or any portion of the Suite 450 Expansion Space (the “Suite 450 Expansion Commencement Date”). The lease for the Suite 500 Expansion Space commences on the earlier of (i) June 1, 2018 and (ii) the date the Company commences business operations in all or any portion of the Suite 500 Expansion Space (the “Suite 500 Expansion Commencement Date”); provided, that the Suite 500 Commencement Date shall not be earlier than January 1, 2018. The lease for the Premises shall continue until January 31, 2028, unless terminated earlier (the “Lease Term”). The Company continues to have an option to extend the Lease Term for an additional five years (the “Option Term”) upon written notice to the Landlord.

Annual base rent for the lease of the Suite 450 Expansion Space is approximately $1.1 million until March 2018, when the annual base rent will increase by approximately 3.5% in each subsequent year of the Lease Term. Annual base rent for the lease of the Suite 500 Expansion Space is approximately $1.9 million until March 2018, when the annual base rent will increase by approximately 3.5% in each subsequent year of the Lease Term. The Lease also provides for rent abatement of (i) monthly base rent for the Suite 450 Expansion Space for the first eight full months following the Suite 450 Expansion Commencement Date, and (ii) monthly base rent for the Suite 500 Expansion Space until September 1, 2018. The Lease continues to provide for annual base rent during the Option Term to be calculated based on fair market rental rate as determined in the Lease.

The Company is entitled to a one-time improvement allowance of approximately $1.0 million for costs of the design, permitting and construction of improvements. The Company is also entitled, at its election, to an additional improvement allowance of approximately $1.5 million (the “Additional Allowance”). In the event the Company elects to use all or any portion of the Additional Allowance, the rent payable by the Company would be increased to amortize the Additional Allowance through the remaining Lease Term.

The foregoing description of the material terms of the Second Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Second Amendment which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2017.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)    Creation of a Direct Financial Obligation.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHAOGEN, INC.

Date: July 26, 2017	By:	/s/ Tobin Schilke
Tobin Schilke
Chief Financial Officer